Exhibit 77(C)


Lord Abbett Securities Trust

Supplemental Proxy Information

(Unaudited)

A meeting of the Funds' shareholders was held on December 18, 2006. The meeting was held for the purpose of approving the election of the following nine (9)
Directors:

      o  E. Thayer Bigelow
      o  William H.T. Bush
      o  Robert B. Calhoun, Jr.
      o  Robert S. Dow
      o  Daria L. Foster
      o  Julie A. Hill
      o  Franklin W. Hobbs
      o  Thomas J. Neff
      o  James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

                                     Votes                  Votes                   Votes
      Matter                         For                    Against                 Withheld    Abstentions
      ------                         ---                    -------                 --------    -----------

      E. Thayer Bigelow              285,429,564.730        1,367,690.253           --          --

      William H.T. Bush              285,400,666.651        1,396,588.332           --          --

      Robert B. Calhoun, Jr.         285,534,913.987        1,262,340.996           --          --

      Robert S. Dow                  285,532,522.929        1,264,732.054           --          --

      Daria L. Foster                285,558,511.212        1,238,743.771           --          --

      Julie A. Hill                  285,529,172.258        1,268,082.725           --          --

      Franklin W. Hobbs              285,557,121.990        1,240,132.993           --          --

      Thomas J. Neff                 285,514,729.001        1,282,525.982           --          --

      James L.L. Tullis              285,547,881.465        1,249,373.518           --          --